Exhibit 99.1


Forest Oil Announces Record Quarter in Sales Volumes; Record Adjusted
          Net Earnings, EBITDA, and Discretionary Cash Flow;
                New Assets Outperforming Expectations

    Sales Volumes Increased 62% from 2006 to a Record 508 MMcfe/d
(Ex-Alaska) with Record Sales Volumes in Its "Big 5" Assets Having a Combined Rate of 315 MMcfe/d, Accounting for 62% of the Company's
Sales Volumes

    Adjusted Net Earnings Per Share Increased 75% from 2006 to $.84
Per Share

    Adjusted EBITDA Increased 93% from 2006 to a Record $256.3 Million

    Adjusted Discretionary Cash Flow Increased 103% from 2006 to a Record $226.9 Million

    Closed the Sale of All Alaska Assets and Entered into a
Sale-Leaseback Transaction for Its Drilling Rigs, Reducing Net Debt by $463 Million, or 22%, to $1.67 Billion as of September 30, 2007

    Business Editors/Energy Editors

    DENVER--(BUSINESS WIRE)--Nov. 5, 2007--Forest Oil Corporation
(NYSE: FST) (Forest or the Company) today announced financial and operational results for the third quarter of 2007.

    The Company reported the following highlights excluding all operational results relating to Alaska for the quarter ended September 30, 2007:

    --  Record sales volumes of 508 MMcfe/d, an increase of 62%
        compared to the third quarter of 2006

    --  Production expense of $1.28 per Mcfe, a decrease of 25%
        compared to the third quarter of 2006

    -- Record adjusted net earnings of $73.0 million, or $.84 per share, an increase of 146% compared to the third quarter of 2006

    -- Record adjusted EBITDA of $256.3 million, an increase of 93% compared to the third quarter of 2006

    -- Record adjusted discretionary cash flow of $226.9 million, an increase of 103% compared to the third quarter of 2006

    -- Completed the sale of all Alaska assets and entered into a sale-leaseback transaction for its drilling rigs, accomplishing the previously stated asset rationalization sales target of $500 to $600 million faster than anticipated

    --  Decreased net debt by $463 million to $1.67 billion

    H. Craig Clark, President and CEO, stated, "The third quarter was the first full quarter of operations of the Houston Exploration assets in the portfolio and reflected the disposition of Forest's Alaska assets. This completes the transformation of Forest to a cost efficient development company focused primarily on production optimization and cost control in North American onshore plays. During the quarter Forest was able to increase sales volumes to record levels while allocating capital to projects with attractive economic returns and focusing on margin capture. Forest is significantly ahead of schedule in reducing total cash costs related to its acquisition of Houston Exploration. We have reduced production expense to $1.28 per Mcfe and general and administrative expense per-unit back to levels that existed prior to the acquisition. The future of the Company will remain focused on tight-gas sand and oil development as well as optimizing value from existing legacy assets."

                      THIRD QUARTER 2007 RESULTS

    For the quarter ended September 30, 2007, Forest reported net earnings of $58.0 million or $.67 per basic share. The net earnings for the quarter ended September 30, 2007 were affected by the following items:

    -- The non-cash effect of net unrealized losses relating to the mark to market valuation on derivative instruments and investments, and foreign currency exchange totaling $8.8 million ($4.7 million net of tax)

    -- Write-off of unamortized debt costs and prepayment premiums of $9.0 million ($5.8 million net of tax) related to Forest's repayment of the Forest Alaska term loan facilities

    -- The pro forma loss from the Alaska operations for the period from July 1, 2007 to August 27, 2007 of $7.2 million ($4.6 million net of tax) that was included in Forest's reported net earnings for the quarter ended September 30, 2007

    Without the effects of these items, the Company's adjusted net earnings were $73.0 million or $.84 per basic share. This amount is an increase of 146% over Forest's adjusted net earnings of $29.7 million or $.48 per basic share in the corresponding 2006 period.

    In order to provide data comparable to Forest's ongoing operations and most recent published guidance, the following discussion relates solely to Forest's results excluding all operational results relating to Alaska for the three months ended September 30, 2007 as compared to reported results for the quarter ended September 30, 2006. (Please refer to the pro forma statement and non-GAAP disclosures below.)

    Forest's adjusted EBITDA increased 93% during the third quarter of 2007 to $256.3 million compared to adjusted EBITDA of $132.5 million in the third quarter of 2006. Forest's adjusted discretionary cash flow increased 103% during the third quarter of 2007 to $226.9 million in 2007 compared to adjusted discretionary cash flow of $111.5 million in the third quarter of 2006. The increases are a result of the acquisition of The Houston Exploration Company (Houston Exploration) on June 7, 2007.

    Forest's oil and gas sales volumes increased 62% during the third quarter of 2007 to 508 MMcfe/d compared to sales volumes of 313 MMcfe/d in the third quarter of 2006. The following table sets forth Forest's average net sales volumes for the quarters ended September 30, 2007 and 2006:




                               Three Months Ended  Three Months Ended
                               September 30, 2007  September 30, 2006
                               ------------------- -------------------
DAILY VOLUMES
Daily natural gas sales
 volumes (MMcf):
United States                                312.5               117.9
Canada                                        70.5                66.0
                               ------------------- -------------------
 Total                                       383.0               183.9
                               =================== ===================

Daily oil and condensate sales
 volumes (MBbls):
United States                                 10.2                13.7
Canada                                         2.1                 2.0
                               ------------------- -------------------
 Total                                        12.3                15.7
                               =================== ===================

Daily natural gas liquids
 sales volumes (MBbls):
United States                                  7.8                 4.7
Canada                                         0.7                 1.1
                               ------------------- -------------------
 Total                                         8.5                 5.8
                               =================== ===================

Daily equivalent sales volumes
 (MMcfe):
United States                                420.5               228.3
Canada                                        87.2                84.6
                               ------------------- -------------------
 Total                                       507.7               312.9
                               =================== ===================


    Forest's differential to NYMEX prices for natural gas decreased 42% in the third quarter of 2007 to $.81 per Mcf compared to $1.39 per Mcf in the third quarter of 2006. The improved differential for natural gas was due to the acquisition of Houston Exploration and lower NYMEX prices.

    Forest's differential to NYMEX prices for oil and condensate and natural gas liquids was $4.35 per Bbl and $35.97 per Bbl
(approximately 48% of NYMEX), respectively, in the third quarter of 2007 compared to $4.39 per Bbl and $33.88 per Bbl (approximately 48% of NYMEX), respectively, in the third quarter of 2006.

    Forest's per-unit oil and gas production expense decreased 25% during the third quarter of 2007 to $1.28 per Mcfe compared to $1.71 per Mcfe in the third quarter of 2006. The improved results were due to cost reduction measures being ahead of schedule on the Houston Exploration acquired assets, the inclusion of the lower cost Houston Exploration assets, and the divestiture of the Alaska assets.

    Forest's per-unit general and administrative expense, excluding stock compensation expense, decreased 6% during the third quarter of 2007 to $.29 per Mcfe compared to $.31 per Mcfe in the third quarter of 2006. The third quarter 2007 results reflect the faster than expected integration of the Houston Exploration assets and associated synergies.

    Forest's per-unit depreciation and depletion expense increased 15% during the third quarter of 2007 to $2.50 per Mcfe compared to $2.17 per Mcfe in the third quarter of 2006. The increase of $.33 per Mcfe was due to increased depletable costs due to purchase accounting for the Houston Exploration acquisition.

    Forest's interest expense increased 47% during the third quarter of 2007 to $28.1 million compared to $19.1 million in the third quarter of 2006. The increase resulted from higher average debt levels and increased average interest rates. Debt levels increased to fund the Houston Exploration acquisition.

    For the quarter ended September 30, 2007, Forest invested $230.2 million in exploration and development activities.

    Forest reduced its net debt by 22% to $1.67 billion at September 30, 2007, from $2.14 billion at June 30, 2007, which results in a reduction in its net debt to book capitalization ratio from 48% to 41%. Forest accomplished this significant debt reduction primarily through asset sales, including the sale of the Alaska assets and the drilling rig sale-leaseback transaction.

                    NATURAL GAS AND OIL DERIVATIVES

    Forest currently has natural gas and oil derivatives in place for 2007 and 2008 covering the aggregate average daily volumes and weighted average prices shown below. The following is a summary for the remainder of 2007 and 2008 as of November 5, 2007:



                                                   Remainder
                                                     2007      2008
                                                   --------- ---------
Natural gas swaps:
Contract volumes (Bbtu/d)                               60.0   50.0(1)
Weighted average price (per MMBtu)                     $7.88      8.38

Natural gas collars:
Contract volumes (Bbtu/d)                              145.0  116.6(1)
Weighted average ceiling price (per MMBtu)             $9.27      9.15
Weighted average floor price (per MMBtu)               $7.42      7.50

Oil swaps:
Contract volumes (MBbls/d)                               7.0       6.5
Weighted average price (per Bbl)                      $70.03     69.72

Oil collars:
Contract volumes (MBbls/d)                               4.0
Weighted average ceiling price (per Bbl)              $87.18
Weighted average floor price (per Bbl)                $65.81

(1) 10.0 of the 50.0 Bbtu/d of natural gas swaps and 28.4 of the 116.6 Bbtu/d of natural gas collars are subject to a put of $6.00 per MMBtu.


                      OPERATIONAL PROJECT UPDATE

    BUSINESS DEVELOPMENT

    Forest has previously stated a goal of maintaining financial leverage at 30-40% of book capitalization. In order to reduce leverage resulting from the purchase of Houston Exploration, Forest completed two asset sales in the third quarter bringing the total asset sales closed in 2007 to approximately $550 million:

    In August 2007, Forest closed its previously announced transaction to sell its Alaska assets. Under the terms of the agreement, Forest received the following consideration:

    -- Cash of $400 million, of which $269 million was used to repay the full balance of the associated term loans

    -- 10 million shares of Pacific Energy Resources Ltd. common stock, and

    -- A $60.75 million zero coupon senior subordinated note from Pacific due 2014

    Forest also entered into a sale-leaseback transaction whereby Forest sold its drilling rigs for cash proceeds of approximately $63 million and simultaneously entered into a seven-year operating lease under which Forest will maintain full utilization of the drilling rigs.

    Primarily as a result of these asset sales, Forest reduced its net debt by $463 million and its financial leverage to 41% in the third quarter of 2007.

    FOREST'S "BIG FIVE" ASSETS

    The following assets constituted 62% of Forest's production and approximately 60% of capital expenditures for the third quarter of 2007. These assets are all tight-gas sand development projects in low-risk onshore North American plays. Forest will continue to devote a substantial portion of its capital to these assets that have over 2,100 identified non-proved drilling locations. Production in these assets in the third quarter of 2007 reached a record 315 MMcfe/d.

    Buffalo Wallow Area - Texas Panhandle (66 - 100% WI) - A total of 44 wells have been drilled year-to-date with a 100% success rate. A five rig program is currently being employed with two of the rigs operating in the deeper offset areas. Four of the wells completed in this quarter were in the offset areas and tested at rates ranging from
2.7 MMcfe/d to 8.0 MMcfe/d. In addition, subsequent to the quarter end, the Frye Ranch area south of the main Buffalo Wallow Field was approved by the Texas Railroad Commission for 40-acre spacing. Forest's gross acreage has increased to approximately 51,000 acres.

    East Texas Cotton Valley Area - Rusk, Harrison & Panola Counties, Texas (52-100% WI) - A total of 44 wells have been drilled year-to-date with a 100% success rate. Forest is currently utilizing a five rig program in East Texas with one rig devoted to horizontal activity. Initial rates on these shallow gas wells ranged from 1.2 to
4.1 MMcfe/d during the third quarter of 2007. The second horizontal Cotton Valley well is currently being drilled. Forest's gross acreage position has increased to approximately 90,000 acres.

    Arkoma Basin Area, Arkansas (50-100% WI) - A total of 57 wells have been drilled year-to-date with a 98% success rate. Forest currently has a four rig program including one horizontal project in progress. Compression and gathering facility upgrades are expected to be completed in the fourth quarter of 2007. Forest's gross acreage position has increased to approximately 71,000 gross acres.

    South Texas Wilcox/Vicksburg Program, Ft. Bend, Harris, Hildago, Starr, Waller, Webb and Zapata Counties (54-100% WI) - A total of 44 wells have been drilled year-to-date with an 86% success rate. Of the wells completed in this quarter, initial rates ranged from 2.0 MMcfe/d to 8.0 MMcfe/d. Rig activity was reduced from four to three rigs in this program as 3-D seismic is currently being interpreted targeting the Perdido and Lobo Wilcox zones. Increased activity is planned in late 2007 or early 2008 in the McAllen Ranch and Rincon Fields targeting Vicksburg objectives. At Katy, a deeping program was initiated in the third quarter as part of an existing wellbore reactivation program. A drilling rig has been moved back into that field following approval of six wells by Forest's partner.

    Deep Basin Area, Wild River, Sundance/Ansell and Hinton (25-100%
WI) - A total of 36 wells have been drilled year-to-date with a 100% success rate. A three rig program is currently being used with another rig evaluating previously untested uphole intervals behind pipe in the Wild River Area where the first zone tested 1.1 MMcfe/d. This successful test could indicate significant uphole potential in existing wellbores. Forest will continue to assess this for an expanded program in 2008 and 2009.

                             2007 GUIDANCE

    Forest last updated its second half 2007 guidance on August 7, 2007. The following is made subject to all of the cautionary statements and limitations contained in Forest's August 7, 2007 press release. The guidance below represents Forest's updated guidance for the six months ended December 31, 2007 and does not reflect the operations of Forest's Alaska assets. Given those statements and limitations as well as the limitations discussed under the caption "Forward-Looking Statements" below, the second half 2007 guidance components are updated in the following respects:

    Guidance Update

    Production Expense: Forest has lowered its expected production expense (which includes lease operating expense, ad valorem taxes, production taxes and product processing, gathering and transportation) to $120 to $130 million or $1.30 to $1.40 per Mcfe.

    Depreciation, Depletion and Amortization (DD&A) Expense: Forest has lowered its expected DD&A rate to $2.40 - $2.60 per Mcfe.

                               PRO FORMA

    The following unaudited pro forma statements of operations present the operating results of Forest's operations for the three months ended September 30, 2007 giving pro forma effect to the sale of the Alaska assets at the beginning of the period presented. These pro forma results are presented in order to provide information which is comparable to Forest's ongoing operations and previously issued guidance on August 7, 2007 and is reconciled to Forest's GAAP financial statements.

    The unaudited pro forma statements of operations presented do not purport to represent what the results of operations or financial position of Forest's continuing operations would actually have been had the transaction occurred at the beginning of each period presented, or to project the results of operations or financial position of Forest for any future periods. The adjustments to present the pro forma results of Forest's operations, giving pro forma effect to the sale of Forest's Alaska assets, are based on available information and certain assumptions that management believes are reasonable.




                        FOREST OIL CORPORATION
                  Pro Forma Statements of Operations
                             (Unaudited)

                                        For the Three Months Ended
                                           September 30, 2007(1)
                                     ---------------------------------
                                        As         Alaska    Pro Forma
                                      Reported    Operations
                                     ---------   ----------- ---------
                                     (In thousands, except average net
                                        sales volumes and per share
                                                  amounts)

Average net sales volumes (MMcfe/d)       522            14       508

Revenue:
Oil and gas sales                    $313,017 (a)    13,664   299,353
Marketing, processing, and other            8             -         8
                                     ---------   ----------- ---------
 Total revenue                        313,025        13,664   299,361

Operating expenses:
Production expense                     70,145 (a)    10,497    59,648
General and administrative                    (b)
 (including stock-based compensation
 of $2,763, $55 and $2,708,
 respectively)                         16,716           256    16,460
Depreciation and depletion            122,005 (c)     5,371   116,634
Accretion of asset retirement                 (d)
 obligations                            1,980           248     1,732
                                     ---------   ----------- ---------
 Total operating expenses             210,846        16,372   194,474
                                     ---------   ----------- ---------
       Earnings from operations       102,179        (2,708)  104,887
                                     ---------   ----------- ---------

Other income and expense:
Interest expense                       32,567 (e)     4,513    28,054
Unrealized losses on derivative
 instruments, net                      12,415             -    12,415
Realized gains on derivative
 instruments, net                     (30,387)            -   (30,387)
Other expense, net                        549             -       549
                                     ---------   ----------- ---------
 Total other income and expense        15,144         4,513    10,631
                                     ---------   ----------- ---------

       Earnings before income taxes    87,035        (7,221)   94,256

Income tax expense                     29,048 (f)    (2,630)   31,678

                                     ---------   ----------- ---------
       Net earnings                   $57,987        (4,591)   62,578
                                     =========   =========== =========

Weighted average number of common
 shares outstanding:
Basic                                  86,802                  86,802
                                     =========               =========
Diluted                                88,613                  88,613
                                     =========               =========

Basic earnings per common share         $0.67                    0.72
                                     =========               =========

Diluted earnings per common share       $0.65                    0.71
                                     =========               =========

(1) Forest's Alaska assets were sold on August 27, 2007.

(a) To allocate revenue and production expense directly attributable to the oil and gas operations of Forest's continuing operations and Forest's Alaska assets.

(b) To allocate salaries and other direct general and administrative expenses attributable to Forest's Alaska assets. Forest's Alaska assets allocation includes only general and administrative costs directly related to Forest's Alaska assets. Accordingly, no reductions were assumed for general corporate overhead costs, such as indirect personnel costs, professional services, cost of public ownership, insurance and accounting, which may occur subsequent to the sale of Forest's Alaska assets.

(c) To allocate depreciation and depletion to give effect to the reduction in Forest's Alaska assets full cost pool and a reduction in production volumes.

(d) To allocate accretion expense attributable to asset retirement obligations associated with assets specifically related to Forest's Alaska assets.

(e) To allocate interest expense associated with the Alaska Term
 Loans.

(f) To allocate income tax expense to Forest's Alaska assets based on Forest's effective deferred federal and state tax rates.


                      NON-GAAP FINANCIAL MEASURES

    In addition to net income determined in accordance with generally accepted accounting principles (GAAP), Forest has provided net earnings adjusted for certain items, a non-GAAP financial measure, which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to Forest's ongoing operations. A reconciliation between GAAP net earnings and net earnings adjusted for certain items are provided in the paragraphs on page two of this release in which the non-GAAP measure is presented. Net earnings excluding the effects of certain items should not be considered a substitute for net earnings as reported in accordance with GAAP.

    In addition to reporting net earnings as defined under GAAP, Forest also presents adjusted EBITDA, which consists of net earnings plus income tax expense, unrealized losses (gains) on derivative instruments, net, unrealized foreign currency exchange (gains) losses, unrealized gains on other investments, realized foreign currency exchange gains, interest expense, write-off of unamortized debt costs and prepayment premiums, accretion of asset retirement obligations, depreciation and depletion, and stock-based compensation. Forest further presents adjusted discretionary cash flow, which consists of adjusted EBITDA minus interest expense, write-off of unamortized debt costs and prepayment premiums, current income tax expense, and other non-cash items. Management uses adjusted EBITDA and adjusted discretionary cash flow as measures of operational performance. Adjusted EBITDA and adjusted discretionary cash flow should not be considered as alternatives to net earnings as reported under GAAP. The following is a reconciliation of net earnings to adjusted EBITDA to adjusted discretionary cash flow (in thousands):



                              Three Months Ended   Three Months Ended
                              September 30, 2007   September 30, 2006
                             -----------------------------------------
                                As         Pro
                              Reported   Forma(1)      As Reported
                             ---------- ---------- -------------------

Net earnings                  $57,987      62,578              76,934
Income tax expense             29,048      31,678              48,288
Unrealized losses (gains) on
 derivative instruments, net   12,415      12,415             (77,914)
Unrealized foreign currency
 exchange (gains) losses       (1,075)     (1,075)                766
Unrealized gains on other
 investments                   (2,521)     (2,521)                  -
Realized foreign currency
 exchange gains                (4,895)     (4,895)                  -
Interest expense               32,567      28,054              19,122
Write-off of unamortized
 debt costs and prepayment
 premiums                       9,010       9,010                   -
Accretion of asset
 retirement obligations         1,980       1,732               1,226
Depreciation and depletion    122,005     116,634              62,505
Stock-based compensation        2,763       2,708               1,573
                             ---------- ---------- -------------------
 Adjusted EBITDA              259,284     256,318             132,500

Interest expense              (32,567)    (28,054)            (19,122)
Write-off of unamortized
 debt costs and prepayment
 premiums                      (9,010)     (9,010)                  -
Current income tax expense     (3,320)     (1,106)                743
Other non-cash items            8,960       8,726              (2,613)
                             ---------- ---------- -------------------
 Adjusted discretionary cash
  flow                       $223,347     226,874             111,508
                             ========== ========== ===================

----------------------------
(1) Pro forma for sale of our Alaska assets.


    In addition to total debt, Forest also presents net debt, which consists of principal amount of debt less cash and cash equivalents on hand at the end of the period. Management uses this measure to assess Forest's indebtedness, based on actual principal amounts owed and cash on hand which has not been applied to reduce amounts drawn on the credit facilities. The following table sets forth the components of net debt as of September 30, 2007 and December 31, 2006 (in millions):



                                  September 30, 2007 December 31, 2006
                                  ------------------ -----------------
                                  Principal  Book(1) Principal Book(1)
                                  ---------- ------- --------- -------
Credit facilities                       $226     226       107     107
Term loan facilities                       -       -       375     375
8% Senior notes due 2008                 265     267       265     268
8% Senior notes due 2011                 285     294       285     296
7% Senior subordinated notes due
 2013                                      6       6         -       -
7 3/4% Senior notes due 2014             150     160       150     161
7 1/4% Senior notes due 2019             750     750         -       -
                                  ---------- ------- --------- -------
 Total debt                            1,682   1,703     1,182   1,207

Cash and cash equivalents                  9       9        33      33
                                  ---------- ------- --------- -------

 Net debt                             $1,673   1,694     1,149   1,174
                                  ========== ======= ========= =======

---------------------------------
(1) Book amounts include the principal amount of debt adjusted for unamortized gains on interest rate swaps of $16.9 million and $20.6 million at September 30, 2007 and December 31, 2006, respectively, and unamortized net premiums on the issuance of certain Senior Notes of $3.7 million and $4.6 million at September 30, 2007 and December 31, 2006, respectively.


                          TELECONFERENCE CALL

    Forest's management will hold a teleconference call on Tuesday, November 6, 2007, at 12:00 p.m. MT to discuss the items described in this press release. If you would like to participate please call 800-399-6298 (for U.S./Canada) and 706-634-0924 (for International)
and request the Forest Oil teleconference (ID # 21928790). A Q&A period will follow.

    A replay will be available from Tuesday, November 6 through November 13, 2007. You may access the replay by dialing toll-free
800-642-1687 (for U.S./Canada) and 706-645-9291 (for International),
conference ID # 21928790.

                      FORWARD-LOOKING STATEMENTS

    This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas.

    These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in reports that Forest files with the Securities and Exchange Commission (SEC), including its 2006 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

    Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in Arkansas, Colorado, Louisiana, New Mexico, Oklahoma, Texas, Utah, and Wyoming, and in Canada. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.




                        FOREST OIL CORPORATION
                Condensed Consolidated Balance Sheets
                             (Unaudited)

                                            September 30, December 31,
                                                2007          2006
                                            --------------------------
                   ASSETS                         (In thousands)

Current assets:
Cash and cash equivalents                          $8,814       33,164
Accounts receivable                               162,761      125,446
Derivative instruments                             36,142       53,205
Other investments                                  41,408            -
Other current assets                               76,170       49,185
                                            ------------- ------------
 Total current assets                             325,295      261,000

Net property and equipment                      4,846,717    2,789,926

Derivative instruments                              3,447       15,019
Goodwill                                          290,182       86,246
Other assets                                       50,789       36,881
                                            ------------- ------------
                                               $5,516,430    3,189,072
                                            ============= ============

    LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable                                 $348,027      224,933
Accrued interest                                   36,370        6,235
Derivative instruments                             33,325        1,294
Asset retirement obligations                        1,151        2,694
Current portion of long-term debt                 266,556        2,500
Deferred income taxes                                   -       14,907
Other current liabilities                          17,420       11,378
                                            ------------- ------------
 Total current liabilities                        702,849      263,941

Long-term debt                                  1,436,378    1,204,709
Asset retirement obligations                       95,531       61,408
Derivative instruments                             15,159          811
Deferred income taxes                             813,291      191,957
Other liabilities                                  79,946       32,240
                                            ------------- ------------
 Total liabilities                              3,143,154    1,755,066

Shareholders' equity:
Common stock                                        8,805        6,300
Capital surplus                                 1,958,060    1,215,660
Retained earnings                                 278,433      137,796
Accumulated other comprehensive income            127,978       74,250
                                            ------------- ------------
 Total shareholders' equity                     2,373,276    1,434,006
                                            ------------- ------------
                                               $5,516,430    3,189,072
                                            ============= ============




                        FOREST OIL CORPORATION
           Condensed Consolidated Statements of Operations
                             (Unaudited)

                                                Three Months Ended
                                                   September 30,
                                             -------------------------
                                                 2007         2006
                                             ------------ ------------
                                             (In thousands, except per
                                                  share amounts)
Revenue:
Oil and gas sales:
Natural gas                                     $189,985       90,296
Oil, condensate, and natural gas liquids         123,032      110,624
                                             ------------ ------------
Total oil and gas sales                          313,017      200,920
Marketing, processing, and other                       8        1,919
                                             ------------ ------------
 Total revenue                                   313,025      202,839

Operating expenses:
Lease operating expenses                          48,269       34,963
Production and property taxes                     16,112        8,974
Transportation and processing costs                5,764        5,494
General and administrative (including stock-
 based compensation of $2,763 and $1,573,
 respectively)                                    16,716       10,548
Depreciation and depletion                       122,005       62,505
Accretion of asset retirement obligations          1,980        1,226
                                             ------------ ------------
 Total operating expenses                        210,846      123,710
                                             ------------ ------------
     Earnings from operations                    102,179       79,129
                                             ------------ ------------

Other income and expense:
Interest expense                                  32,567       19,122
Unrealized losses (gains) on derivative
 instruments, net                                 12,415      (77,914)
Realized (gains) losses on derivative
 instruments, net                                (30,387)      12,883
Other expense (income), net                          549         (184)
                                             ------------ ------------
 Total other income and expense                   15,144      (46,093)
                                             ------------ ------------

     Earnings before income taxes                 87,035      125,222
Income tax expense:
Current                                            3,320         (743)
Deferred                                          25,728       49,031
                                             ------------ ------------
 Total income tax expense                         29,048       48,288
                                             ------------ ------------

     Net earnings                                $57,987       76,934
                                             ============ ============

Weighted average number of common shares
 outstanding:
Basic                                             86,802       62,250
                                             ============ ============
Diluted                                           88,613       63,484
                                             ============ ============

Basic earnings per common share                    $0.67         1.24
                                             ============ ============

Diluted earnings per common share                  $0.65         1.21
                                             ============ ============




                        FOREST OIL CORPORATION
           Condensed Consolidated Statements of Cash Flows
                             (Unaudited)

                                                  Three Months Ended
                                                      September 30,
                                                  --------------------
                                                     2007      2006
                                                  ---------- ---------
                                                     (In thousands)
Cash flows from operating activities:
Net earnings                                         $57,987    76,934
Adjustments to reconcile net earnings to net cash
 provided by operating activities:
 Depreciation and depletion                          122,005    62,505
 Accretion of asset retirement obligations             1,980     1,226
 Unrealized losses (gains) on derivative
  instruments, net                                    12,415  (77,914)
 Unrealized gains on other investments               (2,521)         -
 Unrealized foreign currency exchange (gains)
  losses                                             (1,075)       766
 Realized foreign currency exchange gains            (4,895)         -
 Deferred income tax expense                          25,728    49,031
 Stock-based compensation                              2,763     1,573
 Other, net                                            8,960   (2,613)

 Changes in operating assets and liabilities, net
  of effects of acquisitions and divestitures:
 Accounts receivable                                   3,324    14,904
 Other current assets                                (3,291)   (4,133)
 Accounts payable                                   (14,221)    18,101
 Accrued interest and other current liabilities       17,959     9,084
                                                  ---------- ---------
  Net cash provided by operating activities          227,118   149,464

Cash flows from investing activities:
Capital expenditures                               (211,577) (135,732)
Proceeds from sales of assets                        463,121        12
Other, net                                                 -       155
                                                  ---------- ---------
  Net cash provided (used) by invesing activities    251,544 (135,565)

Cash flows from financing activities:
Proceeds from bank borrowings, net of repayments   (212,041)    10,710
Repayments of term loans                           (263,750)         -
Bank overdrafts                                      (7,438)  (20,105)
Proceeds from the exercise of options and from
 employee stock purchase plan                          1,069     1,471
Other, net                                           (3,904)      (22)
                                                  ---------- ---------
  Net cash used by financing activities            (486,064)   (7,946)

Effect of exchange rate changes on cash                  486       (7)
                                                  ---------- ---------

Net (decrease) increase in cash and cash
 equivalents                                         (6,916)     5,946
Cash and cash equivalents at beginning of period      15,730     5,456
                                                  ---------- ---------
Cash and cash equivalents at end of period            $8,814    11,402
                                                  ========== =========



    CONTACT: Forest Oil Corporation
             Patrick J. Redmond, 303-812-1441
             Director - Investor Relations